EXHIBIT 99.1
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia — CFO
Charles Koppelman
Martha Stewart Living Omnimedia — Executive Chairman
Robin Marino
Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
Wenda Harris Millard
Martha Stewart Living Omnimedia — Co-CEO, President, Media
CONFERENCE CALL PARTICIPANTS
Richard Ingrassia
Roth Capital Partners — Analyst
David Kestenbaum
Morgan Joseph — Analyst
Michael Meltz
JPMorgan Securities — Analyst
Michael Kupinski
Noble Financial Group — Analyst
David Bank
RBC Capital Markets — Analyst
PRESENTATION
Operator
Good morning. Welcome to the Martha Stewart Living Omnimedia 2008 third quarter earnings conference call and webcast. All participants will be in a listen-only mode until the question and answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time.
Thank you. Mr. Hochhauser, you may begin your conference.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thank you. Good morning everyone. Welcome to our conference call to review third quarter 2008 results. Charles Koppelman, our Executive Chairman will begin by providing an overview, then our Co-CEOs, Robin Marino, President of Merchandising, and Wenda Harris Millard, President of Media, will bring you up to speed on our businesses. I will come back on to talk about our recent performance, and outlook for the fourth quarter.

Before turning the call over to Charles, let me remind you that our discussions will contain forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance, and involve certain risks and uncertainties, which are difficult to predict. Actual future results and trends may differ materially from what is forecasted in forward-looking statements, due to a variety of factors.
Now let me turn things over to Charles.
Charles Koppelman - Martha Stewart Living Omnimedia — Executive Chairman
Thank you all for joining us this morning. MSLO delivered solid results in the third quarter meeting the expectations we laid out in July. Yes, economic times have gotten tough, but our great brands, hard-working founder, and diverse media and merchandising platforms, provide us with stability in difficult times. Our platforms provide us great value to our customers. We are seeing that in our performance this quarter, including the Emeril Lagasse business, which is proving to be everything we thought it would when we bought the company.
We more than doubled adjusted EBITDA in our Merchandising business. Our Broadcasting business also had a terrific quarter, generating 3 million in adjusted EBITDA, compared with a 1 million loss in the last year’s quarter. Despite the advertising downturn, Publishing has added new advertisers in a few categories, and rates are holding pretty firm. Finally, our Digital business continues to grow, with ad revenue up 35%, and we are seeing continued increases in internet revenue and digital metrics.
Overall the Company generated 6 million in free cash flow in the quarter and maintains a clean, strong balance sheet, that gives us flexibility to invest in and grow the business. We have done that this year with deals like Emeril and WeddingWire, and just today have announced our agreement to invest in Pingg Corp., an online event management site that is a great fit with our internet strategy.
As we look ahead, our sweet spot is our ability to deliver the content, ideas, tools and products that our consumers want and expect from us. As we grow, our goal is to deliver all of those things across every channel, every brand, including new brands that we develop or acquire in the future, and in more markets outside the US. To that latter point, we are getting deeper into our exploration of international opportunities, and are excited by what we see, both at home and abroad, we continue to see strong and broad interest, from companies that want to partner with us.
That is because we offer something unique, a winning combination of proven brands, loyal and enthusiastic customers, and a group of platforms that provide myriad and creative ways for marketers to speak to these customers. Of course we are closely monitoring the broader economic climate, and while it will pose challenges for any consumer oriented company, we nevertheless feel good about our potential. Our business is healthy, and we have exciting opportunities in front of us.
At the same time, we are applying rigor and discipline to our operating expense decisions, and taking prudent steps to strengthen the Company’s performance now and into the future. Howard will speak more specifically to our outlook for the balance of 2008 in a few moments. In the meantime, I will sum up by reiterating that the third quarter was a very good result to MSLO, and we look forward to keeping you updated on our performance and exciting initiatives.
Now I would like to turn the call over to Robin, who will discuss business segment trends in the quarter.
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
Thank you, Charles. Thanks to everyone for joining us today. The merchandising segment performed exceptionally well in the quarter, with revenue up 33% and adjusted EBITDA up a stellar 118% year-over-year, despite a challenging retail and consumer spending environment. Sales trends across our portfolio of products were encouraging. This demonstrates that we are striking the right chords with the new products we are introducing, and that those products are being offered at the right prices, and at locations our consumers find accessible and desirable.
Now a few highlights I would like to share. We continue to be pleased with the performance of the Martha Stewart Collection at Macy’s, especially in the context of the current economy. Our products are resonating with customers, and continue to be top sellers in their respective categories. Macy’s is putting a lot of emphasis on our collection this holiday season. The assortment includes gift focused packaging, and displays that drive home the idea for holiday shoppers, that our products provide the right combination of style and value they are looking for.

The expansion of our craft line into Wal-Mart is meeting with a very good reaction from customers. Our core craft business at Michael’s and independent retailers remains consistent, and we have had a great response to our new Halloween product offerings. Our craft tools have also been popular, especially our assortment of punches.
We continue to be pleased with the performance of our flowers program with 1-800-FLOWERS.com. Year-over-year the number of orders are significantly higher, as are our revenue and average order value. We look forward to the introduction of our gift basket program in the fourth quarter.
Also in Q4, we will be introducing several new products at Costco, that will be perfect for fall and winter entertaining. The products include some new offerings in the hors d’oeuvres category, as well as the return of our Kirkland signature Martha Stewart’s favorite holiday ham. Emeril continued to contribute in the quarter, with sales of his licensed kitchen and food line, led by sales at All-Clad, and some television appearances on HSN.
Obviously on the minds of everyone, will be the question of how our products will continue to sell in a recessionary environment. I will not make predictions but we and many of our retail partners, believe 2009 will be a year when consumers focus on their home. Our customers will be surrounding themselves with family, friends, good food, and things to do that bring people together. Everything we offer centers around these settings. So while we can’t ignore the headlines in the business press, we do feel we are in a good position.
With that in mind, we have a pretty simple goal, and that is to continue delivering high value quality products at the right price points, expand categories and channels, and continue to leverage the visibility our media platforms provide. As Charles noted, we are also moving forward in developing opportunities internationally. We have had several discussions with both licensing and sourcing partners in a number of markets, that make a lot of sense for the Martha Stewart brand.
We look forward to keeping you updated on our progress, and now I will turn the call over to Wenda.
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Thanks, Robin. As I look across the media platforms we operate here at MSLO, it is hard not to feel pretty good about our performance, given what is going on in the industry. Charles mentioned the tough print ad market already, so I won’t dwell on it. Instead I would like to focus on how we are leveraging our platforms and assets to manage through this environment.
So far I think we are doing a good job, and that is due to the strength of our print brands, the addition of Emeril to our ranks, and perhaps most importantly, our Omni. While advertisers are increasingly cutting spending plans, and making more last minute buys, the fact is, that if you can offer unique ways to reach customers that offer strong potential ROI, marketers want to know about it. Publishing has held up very well in terms of rates. Please also remember that we have the comparison headwind of Blueprint, which was still publishing in Q3 of last year. Total ad revenue was down 18% excluding Blueprint, as well as revenue from special issues in the prior year period, So we are holding our own in a tough market.
We expect to see continued softness in print for the remainder of the year. We currently expect Q4 Publishing advertising revenue to be down in the high teens, compared with prior year, with relatively firm rates helping making up for fewer pages. We have also initiated some production and circulation efficiency initiatives with a few of our titles, that will help support our performance now and moving forward.
I also want to mention that we have expanded our international offerings in the quarter with the launch of Martha Stewart Weddings in the Philippines, and in 2009 we will begin publishing Martha Stewart Living in Turkey and Israel, as well as a Spanish language edition of Everyday Food in Mexico.
With these new magazines, along with our Polish edition of Martha Stewart Living, and our established presence in Broadcasting, we are securing what we believe is a valuable beachhead for our brands in the international marketplace, and that will be more valuable as we expand our other platforms overseas. Our Publishing business also encompasses books. And just last week, Clarkson Potter published Martha Stewart’s cooking school, the latest title in a long line of hits. In September, we signed a very exciting new multi-year ten book project for Emeril with Harper Studio, a new imprint of HarperCollins. Emeril has a terrific track record in book publishing, and we look forward to building on it. His first book with Harper Studio will focus on indoor and outdoor grilling, and is expected to appear just in time for Father’s Day 2009.

Now onto Internet advertising revenue, which continues to be a very good story. We were up 35% in the ,and user metrics continued their strong momentum as well, with page views up 57% over the prior year’s quarter. User traffic for our weddings content is up dramatically, early proof that our investment in WeddingWire is bearing fruit. Charles mentioned the investment we announced today in Pingg Corporation, an online event management site, that offers stylish invitations and easy-to-use event planning tools. We are investing in places where consumers are going, giving them not only content and ideas, but the tools they need to put them into action.
We think we will continue to outpace market growth in Digital, though year-over-year comparisons will become more difficult in the fourth quarter, as we go up against the impressive growth rates from last year. Broadcasting had a terrific quarter, with revenue up 62%, and adjusted EBITDA swinging to a positive $3 million, versus a loss of $1 million last year. Emeril Green has gotten off to a great start, meanwhile the fourth season of the Martha Stewart Show launched on September 15th, in new time slots and/or stations in certain markets, and continues to resonate with our core demographics.
We continue to execute well on product innovations, which is also helping with results. I mentioned at the beginning that our Omni platforms are playing a key role in the strength and resiliency our media properties are demonstrating. We are able to put integrated packages together, that other publishers cannot match, and advertisers know this. One of our newest Omni programs, one that uses all of our media platforms, is with My M&M’s, My M&M’s is featured on The Martha Stewart Show, Martha Stewart Living radio, in the holiday workshop online on marthastewart.com, and on the pages of Martha Stewart Living, and Everyday Foods magazine. Programs like this are firm evidence that we are delivering something truly unique in the marketplace, and we will continue to leverage those advantages, as we work through this environment.
Now on to Howard for the financial discussion.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thank you Wenda. Total revenue in the third quarter was $66.5 million, generally in-line with expectations. Recall that the prior year period included 2.6 million in revenues from the since-closed Blueprint magazine. All of our segments were pretty close to our outlook, despite the weakening broader retail and advertising environments. Adjusted EBITDA excluding a charge of $3.2 million was 3.8 million for the third quarter of 2008, relative to an adjusted EBITDA loss of $700,000 in the prior year period.
The majority of the charge in the current quarter related to severance, and other non-recurring corporate costs. To put our recent reductions in context, as of quarter end we had 709 employees, down nearly 10% were September of 2007. As part of our cost reduction efforts, during the quarter we also signed a sublease agreement, which will allow us to reduce corporate overhead by approximately $1 million on a run rate basis.
Now for a year-over-year performance on a segment basis, Publishing revenue was down over the prior year third quarter, due to a decline in pages, and a shift in timing of special issues, in addition to the discontinuation of Blueprint. Print advertising revenue decreased 18%, while circulation declined 6%, when excluding Blueprint, as well as revenue from special issues in the prior year period, which will be published in the fourth quarter of this year.
Our internet business continued to gain traction with advertising revenue increasing 35% year-over-year. Total revenue was down year-over-year, due to the change in recognition of flowers revenue, from our internet business to our merchandising segment, as discussed in our last earnings call. Although importantly, units sold were up over 50%. Internet suggested EBITDA loss was 1.1 million in the third quarter, compared with a loss of 1.7 million in the prior year period.
Broadcasting revenue increased 62% in the quarter, due principally from Emeril’s television programming, which contributed approximately 5 million in revenue for the quarter. The segment made a significant contribution to our operating performance, with adjusted EBITDA of 3 million. Merchandising revenue in adjusted EBITDA booked produced very strong gains with revenue up 33%, and adjusted EBITDA more than doubling a year ago.
These gains were driven by a diverse group of initiatives, including Emeril which contributed 1.8 million in revenue in the quarter, the broad roll-out of our Martha Stewart Crafts, our new program with 1-800-Flowers, sales of Martha Stewart Collection merchandise at Macy’s, and the true-up from Sears Canada. Sales of our product to K-Mart declined approximately 26%.
Our balance sheet remains very healthy, with a solid cash position and manageable debt. We finished the period ended September 30th, 2008 with $73 million in total cash and cash equivalents, and 22.5 million in debt. This represents a $7 million increase in cash from June 30th, ‘08, of which 6 million was applied towards debt. It is worth noting here, that we continue to take a prudent approach to managing our expenses and our balance sheet given the current environment.
As we have demonstrated as recently as today with our Pingg investment, we are committed to making strategic investments in growth. We believe the current environment can lead to additional attractive opportunities in the current months ahead, and we will evaluate those carefully as they present themselves. Now I will talk about the guidance for the fourth quarter of 2008. On a consolidated basis, assuming we close certain transactions, we expect revenue for the fourth quarter to be approximately 83 million. We are targeting operating income of approximately $10.5 million, and targeting adjusted EBITDA of approximately 15 million.
As a reminder, the total minimum guarantee related to K-Mart for the contract year ended January 2008, our fiscal ‘ 07 was $65 million, as compared to 20 million for the contract ended January ‘ 09, our fiscal 2008. As a result we expect revenue from K-Mart will be down approximately 38 million in the fourth quarter.
On a segment basis for the fourth quarter, Publishing will reflect softness in advertising, with revenue of approximately 46 million, and adjusted EBITDA of approximately 5.5 million. Advertising revenue is currently trending down in the high teens on a percentage basis year-over-year when excluding Blueprint.
Broadcasting revenue is expected to be approximately 15 million, with adjusted EBITDA of approximately 4.5 million. Internet continues to gain traction, with total revenue expected to be approximately 7 million. Adjusted EBITDA is expected to be approximately 2 million. Merchandising revenues are expected to be approximately 15 million, driven by our newer initiatives including Macy’s, our craft lines availability at Wal-Mart, our Flowers program with 1-800-Flowers, and the roll-out of new SKUs at Costco. Adjusted EBITDA is expected to be approximately 11 million. Corporate expenses are expected to be 8 million. In closing, due to volatile and increasingly uncertain general economic and market conditions, ‘08 has been a tough year, but importantly, one that has demonstrated the core underlying health of our portfolio of brands. We are focused on creating long-term value, by allocating our capital into strategic areas of growth. Thank you for joining us on the call today, and we will now turn it back to the operator for Q&A.

QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Your first question comes from Richard Ingrassia with Roth Capital Partners.
Richard Ingrassia - Roth Capital Partners — Analyst
Good morning everybody. Merchandise was steady in the quarter obviously, while Macy’s and K-Mart are reporting same-store sales declines that in a couple of cases, were twice as high as the original forecast. Can you breakdown MSLO’s performance, and how it relates in category strength, or was it strength of the SKUs themselves, or maybe just smart guidance?
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
Yes, I can for you. We don’t want to give numbers out. I will tell you what is happening there. We are remaining the #1 most registered brand at Macy’s, which is a positive driver, and weddings are always happening, as you know. We are anniversarying our first year of business.
We have really expanded into the best-selling key categories, some of which include luxury bedding. By the way, luxury bedding is a very important aspect for us, because it demonstrates the appeal for the better aspects of what we do, and I don’t see that changing.
White wear, our cooks tools, enamel and cast iron cookware have all been really very strong. The other thing that has been great for us is that we have really worked on leveraging Martha’s credibility in seasonal products, to include a lot of giftable seasonal programs that go in and out, whether it is Halloween, Thanksgiving, Christmas, Valentine’s Day. Our business has been really, really staying on plan, and we are very excited about that.
Richard Ingrassia - Roth Capital Partners — Analyst
Maybe if you could say a little bit more about efforts to extend the brand into other categories, not necessarily at Macy’s or K-Mart, but in cleaning supplies, for example, or pets, or anything else.
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
Richard, we have initiatives under way in both those categories. Our research indicates that consumers are looking for cleaning products from us, and we are fortunate enough to have many people anxious to do business with us, and we are in the selection process. For cleaning, small appliances, pets, storage and organization to name a few, all areas where we feel we have strong brand equity.
Richard Ingrassia - Roth Capital Partners — Analyst
Thanks, Robin. And then just one last question for Wenda. I noticed in the November issue of Living, there were four full pages from Meredith, promoting their Better Homes & Gardens line of products at Wal-Mart. I am just curious, is their retail initiative just too small to be a competitive concern, or do you need to grab ad dollars where you can find them these days?
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising

This is Robin, I am going to grab that from you, we always say imitation is the highest form of flattery, and I think that we started something wonderful, and probably with publishing being what it is these days, I guess Better Homes & Gardens space was prudent, and based on our profitability I would agree with that decision, and we will continue to do what we do well, and we know that we will outperform everybody in our space.
Richard Ingrassia - Roth Capital Partners — Analyst
Thanks.
Operator
Your next question comes from David Kestenbaum with Morgan Joseph.
David Kestenbaum - Morgan Joseph — Analyst
Can you give us some color on the economics of the Pingg deal?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Yes, I will take it and then I will hand it off, this is Howard, and then I will hand it off to Wenda to talk about the content and the products behind it. The economics behind it are very similar to WeddingWire. You should think of it as roughly a $2 million investment, for an approximate just north of 20% equity interest. Importantly, there is a commercial agreement and ads sales agreement. I will let Wenda talk about that.
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
In addition to being very excited to have the opportunity to participate in Pingg’s growth. We will also be representing Pingg from a sales standpoint, so will have the exclusive right to sell the advertising for Pingg out there in the marketplace. There are a couple of ways that we have created a very strong relationship with this up and coming company.
David Kestenbaum - Morgan Joseph — Analyst
Okay. Does that raise your EBITDA margins for the internet business? It gains the advertising model?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
We are selling advertising for somebody else’s website. It is a high margin business. You should also note that you then pick up a piece of their loss, which runs through our equity line. So in totality has some margins diminution in the equity line, in the EBITDA segment you have some margin accretion.
David Kestenbaum - Morgan Joseph — Analyst

Can you talk a little bit about the international business? How does your business model change, you said you would be producing some magazines internationally. What is the structure?
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Those are classic licensed arrangements so we will work very closely with a particular publisher in any given country, but those are classic licensing arrangements, very similar to what most magazines do in international markets.
David Kestenbaum - Morgan Joseph — Analyst
Okay. So much higher margin than your current Publishing business?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Yes.
David Kestenbaum - Morgan Joseph — Analyst
Thanks a lot.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thank you, David.
Operator
Your next question comes from Michael Meltz with JPMorgan Securities.
Michael Meltz - JPMorgan Securities — Analyst
I think I have four questions. Howard, MSL in the quarter, you gave us the group advertising and circulation performance, what is MSL?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
In my speech I gave performance excluding special issues and excluding Blueprint in the prior year, so what you are left with is really MSL and Everyday Foods. So 18 and 6 advertising and circ respectively. MSL modestly outperformed that, while Everyday Food modestly underperformed that.
Michael Meltz - JPMorgan Securities — Analyst
MSL modestly outperformed both of those, the 18 and the 6?

Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Right.
Michael Meltz - JPMorgan Securities — Analyst
What typically about this time that you assess rate base and rates for the upcoming year. Have you made any announcements there?
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Because we are selling into the January issues, we haven’t in fact. We did take the rate base of Everyday Food up to 1 million, effective with that issue, and we have also increased the rate base of Martha Stewart Living to be 2.025 million.
Michael Meltz - JPMorgan Securities — Analyst
Okay. Were there rate increases on top of that?
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Well, as you know, we have been doing very, very well on rates, and that has been part of our strength in this year.
Michael Meltz - JPMorgan Securities — Analyst
But there aren’t rate card, I understand you are listing the rate base, but are there melded rate increases as well, or no?
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
I forget to also mention, I was thinking about this too. Body + Soul we took from 550,000 to 600,000 rate base, so I should note that as well. Will there be rate increases? We are certainly out there in the market looking for those, yes.
Michael Meltz - JPMorgan Securities — Analyst
Okay. I think I just have two more. The guidance for the year the $23 million EBITDA number, adjusted EBITDA number, can you just explain the language that you are saying, it sounds like there is some small acquisitions that you are hoping to close soon, or am I reading that wrong? You are actually just talking about licensing deals, or merchandising deals that will come on hopefully near term. What is baked into that number?
Charles Koppelman - Martha Stewart Living Omnimedia — Executive Chairman
Michael, for competitive reasons, we really can’t disclose what we are talking about.
Michael Meltz - JPMorgan Securities — Analyst

On the EBITDA number? I mean on the guidance number?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Charles’ point is, we are in ongoing dialogues with some partners, and just to not put us at a disadvantage, we don’t want to talk about it, but we are assuming, the guidance presupposes that we are going to close, not necessarily an M&A deal, but other deals which are ordinary course of business in the fourth quarter.
Michael Meltz - JPMorgan Securities — Analyst
Understood. Last question, you gave an FTE number, of what did you say 709, or something. Is that after all the recent head counted reductions, or is that number lower after the most recent announcement?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
That is basically our current number.
Michael Meltz - JPMorgan Securities — Analyst
Okay. I am sorry, last question, I promise, Macy’s, I don’t know who asked it earlier, where are you trending on some of the lines. Can you give us a sense of where you are on an annualized sales basis at Macy’s, versus your intermediate term target the $400 million number you pointed to, when you formed the alliance?
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
We haven’t been willing to give those numbers out. With respect to Macy’s request. I will tell you this, that for our fourth quarter look ahead, we do believe that we are in a much better position than we were a year ago, having added quite a number of giftable seasonal programs that we think are going to really resonate with the consumers. We have as optimistic a view on the fourth quarter as we can.
Michael Meltz - JPMorgan Securities — Analyst
Great. Thank you for your time.
Operator
Your next question comes from Michael Kupinski with Noble Financial Group.
Michael Kupinski - Noble Financial Group — Analyst
Congratulations on the solid quarter. Given this environment, I think it is incredible that you delivered on the numbers. I wanted to ask a little bit, because of the fact that internet revenue, I know I have asked this question in the past, I know you have taken Flowers out of the internet. It seems just a little bit light to me. I was wondering if you can discuss the opportunities that you might have to boosting that up a little bit?

You are coming up against tougher comps in the fourth quarter, and how you might layer your recent acquisition Pingg into the Internet, and maybe help that, and if you can just add whatever little color you might. I know it is a relatively small acquisition, but what Pingg might add in terms of revenues, is it a profitable company, if you can give us any color on that acquisition, and then I just have a couple of follow-ups.
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Sure. Just to make sure that we are grounded here. We took a 35% increase in ad revenue year-over-year, which at this point looks like it might be about triple what is going on in the rest of the industry. That was very, very encouraging. Page views are up on a quarterly basis year-over-year 57%. And the other metric, time spent unique, visits per unique. All of these metrics are trending upward.
I think that with the integration of the WeddingWire tools, I think you will see continued improvement even on these metrics, and with the integration of Pingg into the site, Pingg has a lot of characteristics very similar to WeddingWire. So we are looking forward to that helping us as well. So we have a lot of opportunity to expand in the video area. We have vast libraries of content here at the company. We will be looking to do that in the year ahead. So I see continued commitment here, and growth for the internet sector.
Michael Kupinski - Noble Financial Group — Analyst
And in terms of the revenues from Pingg, are you disclosing how much that might contribute into the fourth quarter?
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Into the fourth quarter?
Michael Kupinski - Noble Financial Group — Analyst
Right.
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
No.
Michael Kupinski - Noble Financial Group — Analyst
Is Pingg profitable?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Just to put this in context, Pingg is a smallish company. You should think of this as a competitor to Evite, so the company is in start-up/investment mode. They have had commercial success with product. We just closed actually last night, and you can expect us to start selling product, but this is really a 2009 ad revenue goal, not so much a 2008 goal.
Michael Kupinski - Noble Financial Group — Analyst

Perfect. In terms of your Costco relationship, I know originally when you signed the deal you thought you might have if I recall over 20 SKUs in. Was just wondering if you can talk a little bit about what your expectations might be fore Costco going into 2009, whether or not you are scaling back the number of SKUs, becoming more seasonal in terms of the items and that sort of thing? And then I just have one more follow-up.
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
Michael, it is Robin. It look us a little bit longer than we originally thought it would, to get to market on the recipes that we have created. As you know, we are all about quality, et cetera. We have got about 8 or 9 products coming out into this fourth quarter that we are very optimistic about, and Martha and Charles and I are traveling out there this weekend coming, to really discuss the potential for our business in 2009. So it is probably premature for me to comment on that, but we still remain optimistic about the potential for Martha Stewart food products. We think that it is a very, very big opportunity for our Company.
Michael Kupinski - Noble Financial Group — Analyst
I know a lot of attention has been on Macy’s. I was actually curious about your negotiations with K-Mart, and whether or not you want to continue on with that relationship, and then also, can you give us some color, in terms of the guarantees from K-Mart this year. Does it look like you will make your guarantees, given the weakness in the consumer? Does it look like you will make your guarantees this year? If you can give us any updates, on if you are looking at other potential retailers for distribution of some of the K-Mart lines, I was wondering if you can give us any updates on how those negotiations are going?
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
Let me see if I can cut this into pieces. We will probably make our guidance with K-Mart. Obviously much depends on fourth quarter performance, but we will be very close to that number. We have stated that we will not be going forward with our relationship with K-Mart. We have been really hard at work as you know on diversifying our merchandising portfolio.
Fortunately for us we have got a brand that has tremendous strength, and there are many, many companies, first in class who want to work with us. We are hard at work at determining what that is going to look like as we move forward, and as soon as we are finished with that selection process, in the spirit of our partnerships, being ready for us to notify everybody, we will.
Michael Kupinski - Noble Financial Group — Analyst
Okay. Fair enough. Thank you.
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
You are welcome.
Operator
Your next question comes from David Bank with RBC Capital Markets.
David Bank - RBC Capital Markets — Analyst

Good morning. A couple of questions, first one is Howard, can you give some color as far as intra-quarter trending in the magazine business? You said you were pacing down in the high teens. Is it pretty consistent across October, November and December? The second question is Wenda, can you talk a little bit about CPMs in the online business, and are the drivers right now more kind of sell out focused or CPM focused?
And then this is a question that is going to make it sound like I am trying to get 2009 guidance out of you, but I am really not. I would love some color. If you have a sense of, are most of your advertising clients kind of through the 2009 budgeting process yet? If so, what kind of conclusions, what kind of general color do you think you could give us, surrounding what you are hearing from your clients in terms of ‘ 09 budgets, and what kind of environment they are anticipating? Thanks.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
David, I will take the first one regarding trends in advertising. As we said in speeches, Q3 we were down 18% on a comparable basis, and then we gave guidance for Q4 saying we were down high teens. So trends are pretty much sequentially about the same, Q3 and Q4. We have not seen any real diminution as we enter the quarter.
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Right. On your question on CPMs or sell out, which strategy, David, we have been very focused on making sure the CPMs, whether it is internet, or any of our other media platforms, are reflective of the quality of the brand. We have held CPMs on the internet this year, and as we go into fourth quarter, which is high season for us, the holiday season, we will have a very high sell out, but the CPMs also have held because of the Omni so packages, I think all around holding high CPMs is one of the bright lights for this Company, regardless of the platform.
In terms of what is going on with ‘09 budgets with marketers. No, they are not through the ‘09 budgeting process by and large. I would say that is rare, and what we are seeing is very consistent into the early months of ‘09, very consistent with what we are seeing now, which is a just-in-time buying practice. So I haven’t seen anything other than that out there in the marketplace. Pretty much the same.
David Bank - RBC Capital Markets — Analyst
Thanks.
Operator
Your next question comes from Michael Meltz with JPMorgan Securities.
Michael Meltz - JPMorgan Securities — Analyst
One follow-up for Robin, I think I heard you just say you have announced you will not be going forward with the relationship with K-Mart. I actually had not heard you say that before. Did I hear you correctly, and if so, can you talk a little bit more about that please?
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
You did hear me correctly. Our agreement with K-Mart goes through the end of January 2010.
Michael Meltz - JPMorgan Securities — Analyst

Okay. Thank you.
Robin Marino - Martha Stewart Living Omnimedia — Co-CEO, President, Merchandising
You are welcome.
Operator
Your next question comes from Richard Ingrassia with Roth Capital Partners.
Richard Ingrassia - Roth Capital Partners — Analyst
Sorry. I was on mute. Just a follow-up for Wenda. You mentioned something in your prepared remarks about efficiency initiatives in media sales. Can you elaborate a little bit?
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Sure. That is common practice. We are always looking for those, and we look for them in the production area, in circulation, we are looking at a variety of different models, exciting ways for us to capture consumers in non-traditional methods, and there might be some good efficiencies there.
We tightened up the sales organization structure over the course of the summer, so that we are leveraging expertise in various categories and across platforms. Those would be the three areas of efficiencies, that I would say we have been most focused on to-date.
Richard Ingrassia - Roth Capital Partners — Analyst
Do you expect any further staff reductions as a result?
Wenda Harris Millard - Martha Stewart Living Omnimedia — Co-CEO, President, Media
Not at this point. I think we are looking at every lever that we have from a cost efficiency standpoint.
Richard Ingrassia - Roth Capital Partners — Analyst
Okay. Thanks.
Operator
There are no further questions at this time. Thank you for participating in today’s Martha Stewart Living Omnimedia third quarter 2008 earnings conference call and webcast. You may now disconnect.